Exhibit 99.1

AptarGroup Completes Acquisition of Stelmi Group;
Updates Second Quarter Earnings Guidance and Sets Second Quarter Earnings Release and Conference Call Dates

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--July 9, 2012--AptarGroup, Inc. (NYSE: ATR) today announced it completed the acquisition of the Stelmi Group, in early July, after receiving the necessary regulatory approvals. As previously reported, this strategic acquisition expands AptarGroup’s portfolio of solutions that it provides to the pharmaceutical industry.

AptarGroup also updated its guidance on second quarter 2012 earnings per share to reflect acquisition costs related to the Stelmi acquisition, mentioned above. In addition, weaker than anticipated results for the Company’s European operations and recent changes in foreign currency exchange rates are expected to negatively impact second quarter results. AptarGroup currently anticipates second quarter earnings per share to be in the range of $0.60 to $0.62 per share compared to the previously announced guidance of $0.70 to $0.75.

Stephen Hagge, President and Chief Executive Officer commented, “As anticipated, the closing of the Stelmi Group acquisition went smoothly and we have recorded the majority of the costs associated with this transaction in the second quarter. Our updated guidance includes a negative impact of approximately $0.05 per share related to the acquisition which was not included in our original guidance.”

Hagge continued, “In addition, we also experienced weaker sales volumes from our European operations. The U.S. dollar has strengthened considerably compared to the Euro since the end of the first quarter. Our previous guidance was based on foreign currency exchange rates at the end of March and our updated guidance includes a negative impact of approximately $0.02 per share which represents the net impact of changes in foreign currency exchange rates since the end of March.”

AptarGroup intends to answer questions regarding its second quarter results during a conference call on Friday, July 27, 2012 at 8:00 a.m. CDT. AptarGroup plans to report its second quarter results after the close of trading on the New York Stock Exchange on Thursday, July 26, 2012. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the personal care, fragrance/cosmetic, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates, changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria
815-477-0424